Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Visualant, Inc.

Ron Erickson

206 903 1351

ron@visualant.net

Visualant Granted Third Patent on its Spectral Pattern Matching Technology

Advanced optical technology opens new dimensions to security and authentication

Seattle, WA. - (March 22, 2012) Visualant, Inc. (OTCBB: VSUL) - an industry-leading provider of color-based identification and diagnostic solutions, announced today that it has received its third patent on its Spectral Pattern Matching (“SPM”) technology. This recognition of the technology further validates Visualant’s vision to introduce more efficient security and authentication methods into the marketplace.

As both government and industry grapple with the challenge of finding new ways of protecting consumer assets, currencies, chemical products and even civil liberties, Visualant’s technology brings in a new angle to the security spectrum, adding an authentication layer that goes beyond the human eye capabilities and would have been impossible to imagine when the microscope was invented.

The Visualant technology was developed in conjunction with renowned research scientists, Drs. Tom Furness and Brian Schowengerdt. They have forged a unique proprietary approach to mapping color at the photon level and using that mapping as a basis for authentication and diagnostics. In conjunction with the stellar work being done in the lab, the company continues to pursue an aggressive patent strategy to protect its unique intellectual property.

Drs. Furness and Schowengerdt and their laboratory development team brought a generation of experience to the Visualant SPM development process. Dr. Furness is known in many circles as the “Father of Virtual Reality.” Dr. Schowengerdt is an internationally renowned leader in the field of color perception.

The patent issued by the United States Office of Patents and Trademarks is US Patent No. 8,076,630 and is entitled “System and Method of Evaluating an Object Using Electromagnetic Energy.”

Ron Erickson, Visualant Founder and CEO, stated, “We are very pleased to receive our third patent covering our SPM technology. We expect more patents to be issued as we build the intellectual property foundation for Visualant’s business and move into the marketplace with diverse applications of our SPM technology. With the issuance of this patent we again want to acknowledge the extraordinary work of our patent counsel, Frank Abramonte of the Seed Intellectual Property Group PLLC.”

About Visualant, Inc.

Visualant, Inc. (OTCBB:VSUL and www.visualant.net) develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items. When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance. This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (“SPM”). SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar code or biometric scanner.

Through its wholly owned subsidiary, TransTech Systems, Inc. (www.ttsys.com), the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.